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                                                                   EXHIBIT 10.33

                         [HELLER FINANCIAL LETTERHEAD]

March 15, 1996

Mr. Cliff Maxwell
Assistant Treasurer
Summagraphics Corporation
8500 Cameron Road
Austin, Texas 75754

     RE:  SUMMAGRAPHICS CORPORATION ("SUMMAGRAPHICS")
          AND HELLER FINANCIAL, INC. ("HELLER")

Dear Mr. Maxwell:

     Heller Financial, Inc. ("Heller"), entered into a Security Agreement ("Security Agreement") with Summagraphics Corporation ("Summagraphics"), on the 13th day of December, 1994. Capitalized terms not otherwise defined herein shall have the meaning in the Security Agreement.

     Summagraphics has advised Heller that it has breached the terms of the financial covenants provided for in Section 2(v) of the Security Agreement. Summagraphics had also requested a waiver of compliance with those two financial covenants and a modification thereto.

     Heller has agreed to waive compliance with the Debt Service Coverage Ratio ("DSR") contained in Section 2(v) of the Security Agreement for the measurement beginning May 31, 1995, and ending May 31, 1996, provided however, Summagraphics has agreed that new covenants for both DSR and CNW (hereinafter defined) will be agreed upon within ninety (90) days of Summagraphics year end, May 31, 1996. Summagraphics will provide appropriate projections to Heller within sixty (60) days of Fiscal Year End May 31, 1996, in order for Heller to determine new CNW and DSR covenants before August 31, 1996. Failure to so agree will be a default under the Security Agreement.

     Heller and Summagraphics have agreed to modify Section 2(v) of the Security Agreement, Consolidated Net Worth ("CNW"), to provide on a going forward basis, beginning May 31, 1995, that Summagraphics will maintain a Consolidated Net Worth of not less than $9,500,000.00 through fiscal year end May 31, 1996.



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     Summagraphics' compliance with the Debt Service Coverage Ratio will begin for the measurement period beginning May 31, 1996, and ending on May 31, 1997, and for each period thereafter on a rolling twelve (12) month basis, measured at the end of each fiscal quarter.

     As a condition precedent to Heller's delivery of this waiver, Summagraphics represents to Heller as follows:

     1) Borrower has the right and power, and has taken all necessary actions to authorize them to execute, deliver, and perform the terms of this letter;

     2) The execution, delivery, and performance of this letter, in accordance with its terms, does not and will not by the passage of time, the giving of notice, or otherwise, require any approval;

     3) After giving effect to the terms of this waiver and amendment to the financial covenants, Summagraphics warrants and represents that it is in compliance with each of the terms and conditions of the Security Agreement and is not in default with other lenders;

     4) This letter shall not be deemed or construed as a satisfaction, reinstatement, novation, or release of the Security Agreement, or Note, or a waiver by Heller of any of Heller's rights at law or equity.

Sincerely,
HELLER FINANCIAL, INC.



E. David West
Assistant Vice President

Agreed and Accepted by the undersigned officer of Summagraphics Corporation this 15th day of March, 1996.

/s/  CLIFFORD MAXWELL
- --------------------------
Summagraphics Corporation

Name:  CLIFFORD MAXWELL
       -------------------
Title: ASSISTANT TREASURER
       -------------------
       SUMMAGRAPHICS CORP.